AMERICAN STORES COMPANY                                               EXHIBIT A

1997 KEY MANAGEMENT ANNUAL INCENTIVE PLAN


     1. PURPOSE. The 1997 Key Management Annual Incentive Plan is intended to align the financial interests of the Company's key employees with those of its shareholders by linking a significant percentage of the of the employee's total target compensation to the achievement of financial and corporate goals by the Company. It is the purpose of the Plan to motivate key employees to the attainment of demanding goals by providing recognition and rewards in the form of incentive bonuses. The Plan has the further purpose of fulfilling the Corporation's objective of offering a competitive total compensation package to its key employees, thus enabling American Stores Company to attract and retain employees of the highest caliber and ability.

     2. DEFINITIONS. The following terms used in the Plan are defined as follows:

     (a) AWARD YEAR - the fiscal year of the Corporation during which Performance Objectives must be achieved by the Participant.

     (b) BOARD OF DIRECTORS - the Corporation's Board of Directors.

     (c)  CEO - the Chief Executive Officer of the Corporation.

     (d) COMMITTEE - the Compensation and Stock Option Committee of the Board of Directors. The Committee shall be composed solely of two or more "outside directors" as defined in the regulations under Section 162(m) of the Internal Revenue Code ("the Code").

     (e) CORPORATION - American Stores Company

     (f) COVERED EMPLOYEE - a key executive as contemplated by the regulations under Section 162(m) of the Code.

     (g) DISABILITY - "Disability" means eligibility for disability benefits under the terms of the American Stores Company Long-Term Disability Plan in effect at the time the Participant becomes disabled.

     (h) EARLY RETIREMENT - means retirement from the Company at or after age
57.

     (i) MANAGEMENT - The CEO and such other member of American Stores Company management as the CEO may from time to time designate to take action with respect to the Plan.

     (j) AMERICAN STORES COMPANY - American Stores Company and its 50% or more owned subsidiaries and partnerships in which American Stores Company owns 50% or more of the partnership interests.

     (k) NORMAL RETIREMENT - means termination of employment from the Corporation on or after age 65.

     (l) PARTICIPANT - a key employee of American Stores Company whose decisions and actions significantly affect the Corporation's growth and profitability and who receives a bonus opportunity under the Plan as determined by the Committee.

     (m) PERFORMANCE OBJECTIVES - significant financial or individual objectives to be achieved by the Participant during the Award Year and upon which the percentage of payment of the Target Bonus shall be based.

     (n) PLAN - The American Stores Company 1997 Key Management Annual Incentive Plan.

     (o) RETIREMENT - means Normal or Early Retirement.

     (p) TARGET BONUS - the payment that shall be made to the Participant if the Participant's Performance Objectives are achieved during the applicable Award Year.

     3. EFFECTIVE DATE. Subject to compliance with all applicable legal requirements, the Plan shall be effective as of February 2, 1997, subject to the approval by shareholders at the 1997 Annual Meeting. The 1997 fiscal year shall be the first Award Year of the Plan. No future awards shall be granted subsequent to the 2002 Award Year unless the Plan is extended by the Board of Directors.

     4. ADMINISTRATION. The Committee shall be responsible for the implementation and administration of the Plan. No Committee member shall be eligible for a Target Bonus under the Plan while serving as a Committee member. The Committee's functions shall include, but not be limited to:
(a) interpretation of the Plan (which interpretation shall be final and binding, unless otherwise determined by the Board of Directors) and establishment of the rules and regulations governing Plan administration; (b) selection of Participants; (c) determination of Target Bonus; (d) approval of Performance Objectives; (e) determination of the degree of the attainment of the Performance Objectives; and (f) determination of the size of individual awards and payments to Participants. In reaching its decisions, the Committee shall consider recommendations made by Management. The Committee may, in discharging its responsibilities under the Plan, delegate such duties to officers or other employees of American Stores Company as it deems appropriate, with the exception of decisions which affect the Covered Employees. In addition, the Committee is authorized to use the services of the Corporation's Corporate Audit Department and/or independent auditors to determine the level of achievement of Performance Objectives, subject to the certification of the Committee with respect to the achievement of the Performance Objectives for the Covered Employees.

     5. ELIGIBILITY. The Committee shall select Participants based on recommendations of Management. Selection as a Participant shall be limited to exempt (salaried) employees who play a key role in the operations of the Corporation or its subsidiaries. No Committee member shall be eligible to be a Participant while serving as a Committee member, but a director of the Corporation who is also a full-time employee, but not a member of the Committee, shall be eligible to be a Participant. No Participant or employee of American Stores Company shall have any right to be awarded any Target Bonus or actual payment under the Plan. In addition to or in lieu of awards granted to Participants pursuant to this Plan, the Committee may from time to time make grants and awards to Participants pursuant to the 1997 Stock Option and Stock Awards Plan and/or other incentive compensation plans of the Corporation.

     6. TARGET BONUS. The amount of the Target Bonus for each Participant shall be determined by the Committee at or near the start of the applicable Award Year based upon Management's recommendation. For Covered Employees, the Target Bonus, the related award schedule and the Performance Objective(s) shall be established within 90 days of the beginning of the Plan Year.

     7.  PERFORMANCE OBJECTIVES.   Performance Objectives for each Participant
shall be established as provided in this section at demanding levels so that their achievement reflects commendable performance by the Participant. The Performance Objectives may consist of Financial Objectives, Individual Objectives or a combination of Financial and Individual Objectives. With respect to Covered Employees, the Performance Objectives shall consist of Financial Objectives only. Financial and Individual Objectives are defined as follows:

     (a) FINANCIAL OBJECTIVES - Financial Objectives shall be expressed in terms of one or more of the following performance measures established by the Committee for each year: cash flow, comparable stores sales, earnings per share, operating income, revenues, return on assets, return on sales, return on equity, shareholder return (measured in terms of stock price appreciation) and/or total shareholder return (measured in terms of stock price appreciation and/or dividend growth), achievement of cost control, working capital, or stock price of the Corporation or such subsidiary, division or department of the Corporation for or within which the participant is primarily employed, in each case as reported or as adjusted for non-recurring events and the effects thereof. Such Performance Goals also may be based upon attaining specified levels of Corporation per-formance under one or more of the measures described above relative to the performance of other corporations. Such Performance Goals are intended to qualify under Section 162(m)(4)(c) of the Code. At the time the Performance Goals are established, the Committee shall also establish a "range" of achievement for financial objectives ranging from "zero" to "target" (100% of Target Bonus relating to Financial Objectives) to "maximum." The Committee shall have the authority to alter or adjust Financial Objectives during the course of an Award Year, or to alter or adjust the financial results otherwise reported or achieved by the Corporation during such Award Year, if it is deemed appropriate to do so, except with respect to the Covered Employees who are subject to the terms of the last sentence of Section 9(b).

     (b) INDIVIDUAL OBJECTIVES - Individual Objectives, if appropriate for a Participant, shall be expressed in terms of significant qualitative or quantitative individual goals to be achieved during the Award Year. Individual Objectives usually shall be established jointly by the Participant and the Participant's immediate superior, subject to approval by the CEO, or his delegate. Individual Objectives for the Covered Employees shall be reviewed by the Committee for consistency with overall Corporate goals and individual equity. A Participant's Individual Objectives may be altered or amended during an Award Year, if necessary, to properly reflect changed business conditions and priorities, subject to approval by the CEO or his delegate.

     8. NOTICE OF AWARD. Except as may otherwise be determined by the Committee, a Participant shall be notified in writing on or near the start of the Award Year of the amount of the Participant's Target Bonus and the Performance Objectives.

     9. AWARD DETERMINATION. As soon a practicable following the completion of each Award Year, the level of achievement of Performance Objectives for each Participant and the amount of the Award payment shall be determined by Management and with respect to Covered Employees approved by the Committee. The Award payments for the Covered Employees, are subject to review and approval by the Committee. The level of achievement of the Performance Objectives shall be determined in the following manner:

     (a) FINANCIAL OBJECTIVES - For performance at or below the "zero" level of achievement, there shall be no payment. Performance between the "zero" level of achievement and the "target" level shall result in a payment in accordance with the established range of achievement payment schedule. Performance between the "target" and the "maximum" level of achievement shall result in a payment in accordance with the established range of achievement payment schedule.

     (b) ADJUSTMENTS IN FINANCIAL CALCULATIONS - Except as provided below with respect to Covered Employees, the Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of the Financial Objectives for American Stores Company or a business unit of American Stores Company for the applicable year in question, and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of any payments under this Plan. With respect to Covered Employees, the Committee shall have no discretion to increase, but may decrease, the amount of an award payable based upon the range of achievement of the Financial Objectives established under Sections 6 and 7 hereof.

     (c) INDIVIDUAL OBJECTIVES - The attainment of Individual Objectives shall be determined by the Participant's superior, subject to review by Management and for the Covered Employees by the Committee for consistent and equitable evaluations and judgments.

     (d) ACTUAL AWARDS - The sum of the award based on achievement of Financial Objectives and, if applicable, Individual Objectives.

     (e) MAXIMUM AWARDS - Where one or more objectives (but not necessarily all) have been clearly and demonstrably exceeded, a Participant (other than a Covered Employee) may be paid an amount in excess of the portion of the award related to such objectives. The maximum award payable to any Covered Employee for any Plan Year is $2,000,000.

     10. PAYMENT OF AWARDS. Award payments shall be made, less required tax and applicable benefits withholdings, as soon as practicable after the determination and final approval of such payments as provided in Section 9.

     11. TERMINATION OF EMPLOYMENT. If a Participant's employment with American Stores Company terminates during an Award Year because of death, Disability, Retirement or with the approval of the Committee in connection with a "no fault" termination as provided in the Corporation's policies and procedures (for example, a reduction in force or a change in job requirements), the Participant (or the Participant's designated beneficiary or estate in the absence of a surviving designated beneficiary) shall receive a pro rata Award payment based on the portion of the Award Year the Participant was employed by American Stores Company in an eligible position while the Target Bonus was outstanding and the degree to which during such Award Year the Performance Objectives were achieved; provided, that if a Participant's employment is so terminated during the first six months of an Award Year, such payment shall be a pro rata portion of the Target Bonus. A Participant whose employment with American Stores Company terminates during an Award Year for any other reason shall not be eligible for any payment of an Award for such Award Year. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of American Stores Company.
A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of this Plan, and may warrant a full or pro rata award as determined by the Committee.

     No Award shall be payable to any Participant who voluntarily resigns his/her employment prior to the payment date for such Award. For purposes of the preceding sentence, death, Disability or Retirement, or "no fault" termination shall not be deemed a voluntary resignation.

     12. TRANSFER. If a Participant is transferred within American Stores Company during an Award Year to a position that is not considered as eligible for participation in the Plan, the Committee may, in its sole and absolute discretion, authorize a pro rata Award Payment based on the number of full months during which the Participant was in an eligible position while the Target Bonus was outstanding and the degree to which during such Award Year the Performance Objectives were achieved.

     13. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Board of Directors may at any time based upon a recommendation of the Committee, amend, suspend, or terminate the Plan, except that, without approval of the shareholders, the Board or Committee may not change (i) the performance measures in Section 7(a) with respect to Covered Employees, (ii) the individuals or class of individuals eligible to participate in the Plan, or (iii) the maximum amount payable to a Covered Employee under the Plan.

     14. NON-ASSIGNMENT OF RIGHTS. A Participant's Target Bonus may not be assigned or transferred, and is not subject to attachment, garnishment, execution, or other creditor's processes. In the event of a Participant's death, the payment of the Award as provided in the Plan, if any, shall be made to the Participant's designated beneficiary, or estate in the absence of a surviving beneficiary.

     15. COSTS OF THE PLAN. The expenses incurred in administering the Plan, including any Committee fees, charges by the Corporation's independent auditors, or other costs, shall be borne by the Corporation.

     16. CHANGE OF CONTROL. In the event of a Change of Control of the Corporation, then immediately after such event becomes effective (the "Effective Date"), the Corporation shall pay to each Participant the pro rata amount of said Participant's Target Bonus for said Award Year, determined solely by the ratio which the number of calendar quarters during which the award had been outstanding (including the calendar quarter in which the Change of Control occurred) bears to four (4).

     For purposes of this Plan, the term "Change of Control" shall mean any of the following events:

     (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection
     (iii) of this Section 16; or

     (b) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 16, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

     (c) The consummation by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will ben-eficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a cor-poration which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board which approved the agreement providing for the Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (d) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     The reasonable legal fees incurred by any Participant to enforce his/her valid rights hereunder shall be paid for by the Corporation to the Participant in addition to sums otherwise due under this Plan, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled.